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Park City Group Reports 7% Increase in Revenue, Net Income More than Doubles, Cash of $23.9 Million for Fiscal Second Quarter 2021

SALT LAKE CITY--(BUSINESS WIRE)--Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak, Inc., which operates a B2B ecommerce, compliance, and supply chain platform that partners with retailers, wholesalers, and their suppliers, to accelerate sales, control risk, improve supply chain efficiencies, and source hard-to-find items, today announced financial results for the second fiscal quarter ended December 31, 2020.

Second Quarter Financial and Recent Business Highlights:

- Total revenue increased to $5.2 million from $4.8 million, a 7% year-over-year increase resulting from higher MarketPlace revenue and recurring SaaS revenue. Fiscal 2020 revenue included $410,000 of one-time revenue that did not reoccur in fiscal 2021.
- GAAP net income of $1.6 million which includes a $72,000 unrealized gain on investment and a $1.1 million gain on forgiveness of debt vs. net income of $660,000 in the prior year.
- Net income to common shareholders of $1.5 million, inclusive of above-mentioned gains, vs. $516,000.
- EPS $0.08 vs. $0.03 in the prior year second quarter.

Randall K. Fields, Chairman and CEO of Park City Group commented, "We continue to experience increased interest and higher levels of buying and selling activity across MarketPlace beyond our traditional base of food retailers who utilize our concierge and automated platform to secure hard-to-source supplies. Importantly, we have reached sufficient scale and established pricing models that enable sustainable profitability. With this, we can leverage our profitable business model to generate steady bottom-line growth, even if transactional revenues for hard-to-source items fluctuate from quarter to quarter."

"In parallel, we are beginning to rollout two added offerings to our platform, which are expected to contribute to revenue as the year progresses," continued Mr. Fields. "The first, within our MarketPlace solution, is a grant reconciliation solution, helping states accurately manage their FEMA procurement efforts before, during and after emergencies. Park City has signed up a U.S. state to pilot this offering, and we anticipate incremental revenue from this solution in this year. Our second offering is a Quality Management Solution or QMS, which is an extension of our existing compliance offering. We have experienced a high level of interest from customers and expect more revenue contribution from this in the coming quarters."

Second Quarter Financial Results (*three months ended December 31, 2020 vs. three months ended December 31, 2019):*

Total revenue increased 7% to $5.2 million as compared to $4.8 million due largely to growth in MarketPlace revenue and a 7% increase in recurring revenue. Total operating expense increased 14% to $4.8 million due to increased cost of revenue and product support due to the revenue mix, reflecting a greater portion of MarketPlace. GAAP net income was $1.6 million, inclusive of unrealized gains on investment activities and the forgiveness of a of $1.1 million PPP loan, versus $663,000. GAAP net income to common shareholders was $1.5 million, inclusive of the aforementioned gains, or $0.08 per diluted share, compared to $516,000, or $0.03 per diluted share.

Fiscal 2020 Year to Date Results (six months ended December 31, 2020 vs. six months ended December 31, 2019):

Total revenue increased 8.3% to $10.4 million for the six months ended December 31, 2020, as compared to $9.6 million during the same period a year ago. Total operating expense was $9.4 million, an increase of 5.6% from $8.9 million a year ago. GAAP net income was $2.2 million versus $842,000 a year ago, and GAAP net income to common shareholders was $1.9 million, or $0.10 per diluted share, compared to $548,000, or $0.03 per diluted share, a year ago.

Balance Sheet:

The Company had $23.9 million in cash and cash equivalents at December 31, 2020, compared to $19.0 million at December 31, 2019 and $20.4 million at June 30, 2020.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today. The conference call will also be webcast and will be available via the investor relations section of the Company's website, www.parkcitygroup.com.

Participant Dial-In Numbers:
Date: Tuesday, February 16th
Time: 4:15 p.m. ET (1:15 P.M. PT)
TOLL-FREE 1-877-407-9716
TOLL/INTERNATIONAL 1-201-493-6779
Conference ID: 13715993

Replay Dial-In Numbers:
TOLL-FREE 1-844-512-2921
TOLL/INTERNATIONAL 1-412-317-6671
From: 2/16/21 @ 7:15 P.M. Eastern Time
To: 3/16/21 @ 11:59 P.M. Eastern Time
Replay Pin Number: 13715993

About Park City Group:

Park City Group, Inc. (NASDAQ:PCYG), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that enables retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.parkcitygroup.com and www.repositrak.com.

Specific disclosure relating to Park City Group, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2020 and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to Park City Group, Inc. ("Park City Group") are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future

results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in Park City's annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

PARK CITY GROUP, INC.

Consolidated Condensed Balance Sheets (Unaudited)

	December 31, 2020	June 30, 2020
Assets		
Current Assets		
Cash	$ 23,894,653	$ 20,345,330
Receivables, net of allowance for doubtful accounts of $338,684 and $251,954 at December 31, 2020 and June 30, 2020, respectively	3,043,727	4,007,316
Contract asset – unbilled current portion	2,122,958	2,300,754
Prepaid expense and other current assets	539,454	495,511
Total Current Assets	**29,600,792**	**27,148,911**
Property and equipment, net	**2,817,608**	**3,003,402**
Other Assets:		
Deposits, and other assets	22,414	22,414
Prepaid expense – less current portion	49,819	77,030
Contract asset – unbilled long-term portion	310,656	838,726
Operating lease – right-of-use asset	738,941	781,137
Customer relationships	591,300	657,000
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	-	18,539
Total Other Assets	**22,597,016**	**23,278,732**
Total Assets	**$ 55,015,416**	**$ 53,431,045**
Liabilities and Shareholders' Equity		
Current liabilities		
Accounts payable	$ 539,151	$ 407,497
Accrued liabilities	1,741,087	1,123,528
Contract liability – deferred revenue	1,608,480	1,845,347
Lines of credit	5,720,175	4,660,000
Operating lease liability – current	87,952	85,767
Current portion of notes payable	-	310,242
Current portion of paycheck protection program loans	-	479,866
Total current liabilities	**9,696,845**	**8,912,247**
Long-term liabilities		

Operating lease liability – less current portion	650,988	695,369
Notes payable – less current portion	-	610,512
Paycheck protection program loans	10,000	629,484
Total liabilities	**10,357,833**	**10,847,612**
Commitments and contingencies		
Stockholders' equity:		
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;		
Series B Preferred, 700,000 shares authorized; 625,375 shares issued and outstanding at December 31, 2020 and June 30, 2020, respectively	6,254	6,254
Series B-1 Preferred, 550,000 shares authorized; 212,402 shares issued and outstanding at December 31, 2020 and June 30, 2020, respectively	2,124	2,124
Common Stock, $0.01 par value, 50,000,000 shares authorized; 19,529,422 and 19,484,485 issued and outstanding at December 31, 2020 and June 30, 2020, respectively	195,297	194,847
Additional paid-in capital	75,460,334	75,271,097
Accumulated deficit	(31,006,426)	(32,890,889)
Total stockholders' equity	**44,657,583**	**42,583,433**
Total liabilities and stockholders' equity	**$ 55,015,416**	**$ 53,431,045**

PARK CITY GROUP, INC.

Consolidated Condensed Statements of Operations (Unaudited)

	Three Months Ended December 31,		**Six Months Ended December 31,**	
	2020	**2019**	**2020**	**2019**
Revenue	**$ 5,174,204**	**$ 4,837,332**	**$ 10,399,606**	**$ 9,637,416**
Operating expense:				
Cost of services and product support	2,091,588	1,425,309	4,072,545	3,253,423
Sales and marketing	1,205,295	1,446,517	2,488,336	2,861,380
General and administrative	1,231,139	1,114,251	2,313,064	2,336,462
Depreciation and amortization	261,597	222,499	510,097	416,177
Total operating expense	4,789,619	4,208,576	9,384,042	8,867,442
Income from operations	**384,585**	**628,756**	**1,015,564**	**769,974**
Other income (expense):				
Interest income	81,503	65,982	115,844	148,713
Interest expense	(1,907)	(16,042)	(72,452)	(36,640)
Unrealized gain (loss) on short term investments	71,828	-	55,565	-
Gain on debt extinguishment	1,099,350	-	1,099,350	-

Income before income taxes	1,635,359	678,696	2,213,871	882,047
(Provision) for income taxes:	(12,500)	(15,593)	(36,186)	(40,593)
Net income	**1,622,859**	**663,103**	**2,177,685**	**841,454**
Dividends on preferred stock	(146,611)	(146,611)	(293,222)	(293,222)
Net income applicable to common shareholders	**$ 1,476,248**	**$ 516,492**	**$ 1,884,463**	**$ 548,232**
Weighted average shares, basic	19,526,000	19,741,000	19,508,000	19,775,000
Weighted average shares, diluted	19,716,000	20,052,000	19,653,000	20,033,000
Basic income per share	$ 0.08	$ 0.03	$ 0.10	$ 0.03
Diluted income per share	$ 0.08	$ 0.03	$ 0.10	$ 0.03

PARK CITY GROUP, INC.

Consolidated Condensed Statements of Cash Flows (Unaudited)

	Six Months Ended December 31,	
	2020	**2019**
Cash flows operating activities:		
Net income	$ 2,177,685	$ 841,454
Adjustments to reconcile net income to net cash provided by operating activities:		
Depreciation and amortization	510,097	416,177
Amortization of operating right of use asset	42,196	40,239
Stock compensation expense	166,923	244,505
Bad debt expense	310,000	250,000
Gain on debt extinguishment	(1,099,350)	-
(Increase) decrease in:		
Accounts receivables	520,719	(231,438)
Long-term receivables, prepaids and other assets	685,158	665,474
(Decrease) increase in:		
Accounts payable	131,654	225,970
Operating lease liability	(42,196)	(40,239)
Accrued liabilities	590,271	(284,418)
Deferred revenue	(237,143)	543,861
Net cash provided by operating activities	**3,756,014**	**2,671,585**
Cash flows investing activities:		
Purchase of property and equipment	(103,218)	(581,750)
Net cash used in investing activities	**(103,218)**	**(581,750)**
Cash flows financing activities:		
Net increase in lines of credit	1,060,175	-
Common Stock buyback/retirement	-	(1,355,037)
Proceeds from employee stock plan	50,328	63,523

Dividends paid	(293,222)	(293,222)
Payments on notes payable and capital leases	(920,754)	(145,747)
Net cash used in financing activities	**(103,473)**	**(1,730,483)**
Net increase in cash and cash equivalents	3,549,323	359,352
Cash and cash equivalents at beginning of period	20,345,330	18,609,423
Cash and cash equivalents at end of period	**$ 23,894,653**	**$ 18,968,775**

Contacts

Investor Relations Contact:

John Merrill, CFO
investor-relations@parkcitygroup.com

Or

FNK IR
Rob Fink
646.809.4048
rob@fnkir.com